EXHIBIT 4.3

CONSULTING SERVICES AGREEMENT

CONSULTING SERVICES AGREEMENT (this “Agreement”) is entered into as of September 16, 2004 by and between Itec Environmental Group, Inc., a Delaware corporation (the “Company”), and David Kagel (“Consultant”).

RECITALS

A.

The Company desires to be assured of the association and services of Consultant and to avail itself of Consultant’s experience, skills, abilities, knowledge and background and is therefore willing to engage Consultant upon the terms and conditions set forth herein; and

B.

Consultant agrees to be engaged and retained by the Company upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the covenants, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.

Consulting Services.

The Consultant agrees to provide consulting services (the “Consulting Services”) to the Company during the term of this Agreement, upon such terms and to the extent the parties agree from time to time.  The nature of Consulting Services to be provided shall include consulting on legal issues as they relate to the business and contractual legal matters of the Company.

2.

Term.

The term of this Agreement shall commence as of the date hereof and shall be effective a period of six (6) months (the “Term”); provided, however; that, notwithstanding any provision in this Agreement to the contrary, this Agreement shall terminate upon (a) the consummation of the Company’s sale of its common stock or other securities pursuant to a registration statement under the Securities Act of 1933, as amended (other than a registration statement relating either to sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction), (b) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company, or (c) a sale of all or substantially all of the assets of the Company.

3.

Direction, Control and Coordination.

Consultant shall perform the Consulting Services under the sole direction and with the approval of the Company’s Board of Directors or an officer of the Company to whom such direction is delegated by resolution of the Board of Directors.

4.

Dedication of Resources.

Consultant shall devote such time, attention and energy as is necessary to perform and discharge the duties and responsibilities under this Agreement in an efficient, trustworthy and professional manner.

5.

Standard of Performance.

Consultant shall use its best reasonable efforts to perform its consulting services as an advisor to the Company in an efficient, trustworthy and professional manner.  Consultant shall perform its consulting services to the sole satisfaction of, and in conjunction and cooperation with, the Company.

6.

Compensation.

(a)

In exchange for the Consulting Services, the Company shall pay to Consultant a total of 5,334,750 shares of common stock of the Company (the “Common Stock”), which Common Stock shall be registered under the Securities Act of 1933, as amended (the “Act”) on Form S-8.

(b)

The Company shall issue certificates representing the Common Stock only to the Consultant and shall not be required to issue the Common Stock to anyone other than a natural person.

(c)

Consultant hereby covenants that if he becomes a director, officer, holder of ten percent (10%) of the equity and/or voting securities of the Company, or is, or becomes an “affiliate”1 of the Company he will not offer to sell or resell the Common Stock registered on Form S-8, except pursuant to an exemption under the Act and an opinion acceptable to the Company, in its sole discretion.  Consultant understands and agrees that to the extent that the Consultant become an affiliate of the Company (i) the certificate or certificates evidencing the Common Stock and in the name of such affiliates shall bear appropriate legends indicating such transfer restrictions placed upon the Common Stock, (ii) the Company shall have no obligation to honor transfers of any of the Common Stock in violation of such transfer restrictions, and (iii) the Company shall be entitled to instruct any transfer agent or agents for the securities of the Company to refuse to honor such transfers.

7.

Registration of the Common Stock.

Commencing on the date hereof, the Company shall use its best efforts to promptly register the Common Stock.

8.

Disclosure.

Consultants have reviewed information provided by the Company in connection with the decision to be remunerated by the Common Stock, including Company’s publicly-available filings with the SEC.  The Company has provided Consultant with all the information that Consultant has requested in connection with the decision to be remunerated by the Company with the Common Stock.  Consultant further represents that Consultant has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, prospects and financial condition of the Company.  All such questions have been answered to the full satisfaction of Consultant.

1 For the purposes of this Agreement, “affiliate” shall have that definition ascribed to such term in SEC Rule 405.

 9.

Additional Covenants and Representations and Warranties.  Consultant covenants and represents and warrants that he shall not engage in any activities which are in connection with the offer or sale of securities of the Company in a capital-raising transaction or directly or indirectly promote or maintain a market for the Company’s securities.

10.

Confidential Information.

Consultant recognizes and acknowledges that by reason of performance of Consultant’s services and duties to the Company (both during the Term and before or after it) Consultant has and will continue to have access to confidential information of the Company and its affiliates, including, without limitation, information and knowledge pertaining to parties with whom the Company intends enter into business transactions, products and services offered, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, advertising, distribution and sales methods and systems, and relationships between the Company and its affiliates and customers, clients, suppliers and others who have business dealings with the Company and its affiliates (“Confidential Information”). Consultant acknowledges that such Confidential Information is a valuable and unique asset and covenants that it will not, either during or for three (3) years after the Term of this Agreement, disclose any such Confidential Information to any person for any reason whatsoever or use such Confidential Information (except as its duties hereunder may require) without the prior written authorization of the Company, unless such information is in the public domain through no fault of the Consultant or except as may be required by law.  Upon the Company’s request, the Consultant will return all tangible materials containing Confidential Information to the Company.

11.

Relationship.

This agreement does not create, and shall not be construed to create, any joint venture or partnership between the parties, and may not be construed as an employment agreement.  No officer, employee, agent, servant, or independent contractor of Consultant nor its affiliates shall at any time be deemed to be an employee, agent, servant, or broker of the Company for any purpose whatsoever solely as a result of this Agreement and Consultant shall have no right or authority to assume or create any obligation or liability, express or implied, on the Company’s behalf, or to bind the Company in any manner or thing whatsoever.

12.

Notices.

Any notice required or desired to be given under this Agreement shall be in writing and shall be deemed given when personally delivered, sent by an overnight courier service, or sent by certified or registered mail to the following addresses, or such other address as to which one party may have notified the other in such manner:

If to the Company:

Itec Environmental Group, Inc.

693 Hi Tec Parkway, Suite 3

Oakdale, California 95361

If to the Consultant:

David Kagel

1801 Century Park East, 25TH Fl.

Los Angeles, CA 90067

13.

Applicable Law.

The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of the State of Washington, without giving effect to principles of conflicts of law.

14.

Severability.

The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions of this Agreement.

15.

Waiver of Breach.

The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such party.  No waiver shall be valid unless in writing and signed by an authorized officer of the Company or Consultant.

16.

Assigns and Assignment.

This Agreement may not be assigned by either party hereto.

17.

Entire Agreement.

This Agreement contains the entire understanding of the parties with respect to its subject matter. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

18.

Counterparts and Facsimile.

This Agreement may be executed by facsimile and in counterparts each of which shall constitute an original document, and both of which together shall constitute the same document.

19.

Transfer Restrictions.

Consultant hereby agrees all certificates representing such shares shall be subject to such stock transfer orders, legends and other restrictions as the Company may deem necessary or advisable.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

The Company:

ITEC ENVIRONMENTAL GROUP, INC.

By:  /s/Gary M. De Laurentiis

Name:  Gary M. De Laurentiis

Title:  President and C.E.O.

The Consultant:

By:  /s/David Kagel

Name: David Kagel